Thursday, October 14, 1999 9:00 a.m. Eastern Time

Company Press Release

Internet Stock Market Resources, Inc. Achieves Profitability

St. Petersburg, Florida, October 14/PRNewswire/- In its quarterly S.E.C. filing made yesterday, Internet Stock Market Resources, Inc. (OTC Bulletin Board symbol
ISMR) confirmed that the Company had achieved profitability for the quarter ended August 31, posting earnings per share for the three months of eight cents. Board Chairman Anastasios Kyriakides stated, "In today's business environment, where so many Internet related companies are losing millions of dollars, our company has now shown that positive net income in this industry is possible. It takes a sustained commitment by the Company's personnel, and the work is never finished; however, we are here for the long run, and this is just the beginning of our story."

The Internet Stock Market Resources web site complex may be reached at www.internetstockmarket.com General information regarding the Company may be obtained by contacting Budd Morris, President, at (727) 896-9696 or via e-mail through morrisb@internetstockmarket.com

SAFE HARBOR - The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information in oral statements or other written statements made by or to be made by Internet Stock Market Resources, Inc.) contain statements that are forward-looking, such as statements relating to the future anticipated development activities, plans for future expansion, various activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Internet Stock Market Resources, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in Federal or state laws and market competition factors.

SOURCE: Internet Stock Market Resources, Inc.